UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  September 30, 2024
COASTAL FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	001-38589	56-2392007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5415 Evergreen Way, Everett, Washington 98203
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code:  (425) 257-9000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	CCB	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ⃞
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ⃞

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Brian Hamilton as President of CCBX

On September 30, 2024, Coastal Community Bank (the “Bank”), a subsidiary of Coastal Financial Corporation (the “Company”), appointed Brian Hamilton, a current member of the Company’s Board of Directors, as President of CCBX, the FinTech and banking-as-a-service division of the Bank.

Mr. Hamilton, 47, is a seasoned financial technology executive and business leader, with more than 25 years of experience in banking, lending, payments and digital product development. Mr. Hamilton has held senior leadership roles at Capital One, serving as President of their Merchant Services division from January 2013 until February 2015, Wells Fargo from July 1998 until March 2006 and Verifone from January 2012 until January 2013, in addition to founding and operating multiple companies in the fintech space. Most recently Mr. Hamilton was co-founder and CEO of ONE (One Finance Inc.) from January 2019 until August 2023, which was acquired by a Walmart led joint venture in 2022. Prior to co-founding ONE, he was the founder of Azlo, a digital bank for small businesses, and helped to build out the BBVA Open Platform for sponsor banking services. Mr. Hamilton is an honors graduate of Oregon State University, with technical certifications from Wells Fargo’s commercial banking school and various industry groups.

On September 30, 2024, the Bank entered into an employment agreement (the “Employment Agreement”), an offer letter agreement (the “Offer Letter”), a time-based restricted stock unit award agreement (the “RSU Award Agreement”), and a performance-based restricted stock unit award agreement (the “PSU Award Agreement”) with Mr. Hamilton. The Employment Agreement governs the terms of Mr. Hamilton’s employment and contains standard non-competition and non-solicitation provisions, as well as standard confidentiality, and non-disparagement provisions. The initial term of the Employment Agreement is four years, with automatic annual renewal absent prior notice of non-renewal.

Pursuant to the terms of the Employment Agreement, Offer Letter, RSU Award Agreement, and PSU Award Agreement, Mr. Hamilton will be entitled to an initial annual base salary of $470,000. He will also receive a one-time award of 25,000 restricted stock units and 75,000 performance-based restricted stock units. The restricted stock units vest over a 43-month period, with 16.28% vesting on April 30, 2025, and 2.3256% vesting each month thereafter. With respect to the performance-based restricted stock units, (1) 60,000 performance-based restricted stock units are eligible to vest on the first day of each month beginning on October 1, 2024 until April 30, 2028, subject to continuous employment with the Company and the achievement of certain stock price conditions, with RSUs earned in pro-rata tranches at 60-day sustained stock prices of $75.00, $90.00, and $105.00 and (2) 15,000 performance-based restricted stock units are eligible to vest on April 30, 2028, subject to continuous employment with the Company and provided that the Company’s return on equity for the period of January 1, 2024 to December 31, 2027 is at least in the 80th percentile of the Company’s peer group. Mr. Hamilton will be eligible to participate in the Company’s annual cash incentive plan in a manner similar to other senior Company executives, with opportunities based upon the achievement of performance goals. He will also be eligible to receive equity incentive awards under the Company’s 2018 Omnibus Incentive Plan, with award opportunities based upon continued service and the achievement of certain performance conditions.

There is no arrangement or understanding between Mr. Hamilton and any other person pursuant to which he was selected as President of CCBX. The Bank is also excited to announce that Michael Barreiro, who has extensive experience as a software engineer and technology executive and has worked alongside Mr. Hamilton at Azlo and ONE, was appointed as the Bank’s Chief Technology Officer on September 30, 2024. Mr. Hamilton and Mr. Barreiro are first cousins. In addition, Mr. Hamilton has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Hamilton’s appointment, the current role of President of the Bank will be bifurcated into two roles: President of the CCBX division and President of the community bank division. Curt Queyrouze will serve as President of the community bank division and will be responsible for leading the community bank and corporate credit.
Item 7.01    Regulation FD
A copy of the press release announcing the appointment of Brian Hamilton as the President of CCBX issued by the Company on October 3, 2024, is attached hereto as Exhibit 99.1 to this current report on Form 8-K.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits

Number	Description

99.1	Press Release, dated October 3, 2024
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL FINANCIAL CORPORATION

Date: October 3, 2024	By:	/s/ Joel G. Edwards
Joel G. Edwards
Executive Vice President and Chief Financial Officer